Exhibit 10.5

EXECUTION VERSION

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 31st day of December, 2024, by and between CCS IX Portfolio Holdings, LLC, a Delaware limited liability company (the “Fund”), and Crescent Capital Group LP, a Delaware limited partnership (“CCG”).

WHEREAS, the Fund and CCG have determined that it is appropriate and in the best interests of the Fund that CCG elect to pay a portion of the Fund’s expenses from time to time, which the Fund may reimburse to CCG at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. CCG Expense Payments to or on behalf of the Fund

(a) CCG has in the past and may in the future elect to pay certain expenses to or on behalf of the Fund (each, an “Expense Payment”). Any Expense Payment that CCG has committed to pay must be paid by CCG to or on behalf of the Fund in any combination of cash or other immediately available funds, and/or offset against amounts due from the Fund to CCG or its affiliates, no later than forty-five (45) days after such commitment was made in writing.

(b) CCG’s obligation to make an Expense Payment shall automatically become a liability of CCG and the Fund’s right to receive an Expense Payment shall be an asset of the Fund upon CCG committing in writing to pay the Expense Payment.

2. Reimbursement of Expense Payments by the Fund

(a) Following any calendar month in which the Fund’s income exceeds its expenses, the Fund may, in its sole discretion, determine to pay all or a portion of such excess to CCG until such time as all Expense Payments made by CCG to the Fund within the three (3) years prior to the last business day of such calendar month have been reimbursed. Any payments made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.”

(b) The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund, and CCG’s right to receive a Reimbursement Payment shall be an asset of CCG, upon the Fund committing in writing to pay the Reimbursement Payment, except to the extent CCG has waived its right to receive such payment for the applicable month. In connection with any Reimbursement Payment, the Fund shall deliver a notice to CCG documenting the Fund’s payment or any waiver thereof. The Reimbursement Payment for any calendar month shall be paid by the Fund to CCG in any combination of cash or other immediately available funds, and/or offset against amounts due from CCG to the Fund, as promptly as possible following such calendar month and in no event later than forty-five (45) days after the end of such calendar month.

(c) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by CCG to the Fund within the three (3) years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3. Termination and Survival

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Fund or CCG at any time, with or without notice.

(c) This Agreement shall automatically terminate immediately prior to the filing by the Fund of an election to be regulated as a business development company.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement.

(e) This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(f) This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the board of trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(g) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4. Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. Nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s limited liability company operating agreement, as it may be amended or restated, or to relieve or deprive the board of directors of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of CCG.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CCS IX PORTFOLIO HOLDINGS, LLC

By:	/s/ George P. Hawley
Name:	George P. Hawley
Title:	Secretary

CRESCENT CAPITAL GROUP LP

By:	/s/ Joseph T. Viola
Name:	Joseph T. Viola
Title:	Chief Operating Officer

[Signature Page to Expense Support and Conditional Reimbursement Agreement]